     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 10, 1997
                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933





                            IDX SYSTEMS CORPORATION
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

        VERMONT                                          03-0222230
--------------------------------------------------------------------------------
(State or other jurisdiction of              (I.R.S.Employer Identification No.)
incorporation or organization)

1400 SHELBURNE ROAD, P.O. BOX 1070, SOUTH BURLINGTON, VERMONT       05403
--------------------------------------------------------------------------------
(Address of principal executive offices)                          (Zip code)


   PHAMIS, INC. AMENDED AND RESTATED 1983 COMBINED NONQUALIFIED AND INCENTIVE
                               STOCK OPTION PLAN
    PHAMIS, INC. 1993 COMBINED INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN
                        AS AMENDED THROUGH MAY 14, 1996
            PHAMIS, INC. 1994 NONEMPLOYEE DIRECTOR STOCK OPTION PLAN
                       AS AMENDED THROUGH JANUARY 1, 1996
            PHAMIS, INC. SALARY SAVINGS AND DEFERRAL PLAN AND TRUST
                      AS AMENDED THROUGH FEBRUARY 22, 1996
                       PHAMIS, INC. CAIN OPTION AGREEMENT
--------------------------------------------------------------------------------
                           (Full title of the plans)



                               RICHARD E. TARRANT
                PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR
                            IDX SYSTEMS CORPORATION
       1400 SHELBURNE ROAD, P.O. BOX 1070, SOUTH BURLINGTON, VERMONT 05403
--------------------------------------------------------------------------------
                    (Name and address of agent for service)

                                 (802) 862-1022
--------------------------------------------------------------------------------
         (Telephone number, including area code, of agent for service)


                                    Copy to:
                                    -------

       ROBERT W. BAKER, JR.                           PETER B. TARR
     IDX SYSTEMS CORPORATION                        HALE AND DORR LLP
       1400 SHELBURNE ROAD                           60 STATE STREET
        P.O. BOX 1070                           BOSTON, MASSACHUSETTS 02109
    SOUTH BURLINGTON, VT 05403                       (617) 526-6000
       (802) 862-1022

                        CALCULATION OF REGISTRATION FEE

===============================================================================================
                                                           PROPOSED    PROPOSED
                TITLE OF                                   MAXIMUM     MAXIMUM
               SECURITIES                     AMOUNT       OFFERING   AGGREGATE     AMOUNT OF
                 TO BE                        TO BE       PRICE PER    OFFERING   REGISTRATION
               REGISTERED                 REGISTERED (#)  SHARE ($)   PRICE ($)      FEE ($)
-----------------------------------------------------------------------------------------------
PHAMIS, INC. AMENDED AND RESTATED           13,200           5.27        69,564.00      21.08
1983 COMBINED NONQUALIFIED AND              23,355           5.75       134,291.25      40.69
INCENTIVE STOCK OPTION PLAN(1)(2)           75,495           5.82       439,280.90     133.15
                                            45,723           6.58       300,857.34      91.17
-----------------------------------------------------------------------------------------------
PHAMIS, INC.                                   500           5.75         2,875.00        .87
1993 COMBINED INCENTIVE AND                 65,747           6.58       432,615.26     131.10
NONQUALIFIED STOCK OPTION PLAN AS           39,000           6.27       244,530.00      74.10
AMENDED THROUGH MAY 14, 1996(1)(2)           3,000          12.33        36,990.00      11.21
                                             1,500          17.30        25,950.00       7.86
                                            69,000          20.73     1,430,370.00     433.45
                                             4,500          21.75        97,875.00      29.66
                                             1,500          22.60        33,900.00      10.27
                                             1,000          22.95        22,950.00       6.95
                                             5,000          23.12       115,600.00      35.03
                                            64,417          23.19     1,493,830.23     452.68
                                             1,500          24.49        36,735.00      11.13
                                               500          24.66        12,330.00       3.74
                                             1,000          25.63        25,630.00       7.77
                                           115,715          26.03     3,012,061.45     912.75
                                             2,000          26.63        53,260.00      16.14
                                             2,500          27.25        68,125.00      20.64
                                               500          28.68        14,340.00       4.35
                                             2,000          28.92        57,840.00      17.53
                                             1,000          30.68        30,680.00       9.30
                                             4,166          32.55       135,603.30      41.09
                                            53,000          32.88     1,742,640.00     528.07
                                            16,500          37.62       620,730.00     188.10
                                             1,000          38.88        38,880.00      11.78
                                               250          39.11         9,777.50       2.96
-----------------------------------------------------------------------------------------------
PHAMIS, INC.                                 2,000          16.44        32,880.00       9.96
1994 NONEMPLOYEE DIRECTOR STOCK OPTION       3,000          25.52        76,560.00      23.20
PLAN AS AMENDED THROUGH JANUARY 1,
1996(1)(2)                                   3,000          26.18        78,540.00      23.80
-----------------------------------------------------------------------------------------------
PHAMIS, INC.
SALARY SAVINGS AND DEFERRAL PLAN AND       240,000        $ 33.578   $8,058,720.00  $2,442.03
TRUST AS AMENDED THROUGH FEBRUARY 22,
1996(1)(3)
-----------------------------------------------------------------------------------------------
PHAMIS, INC.                                 3,000           5.82        17,460.00       5.29
CAIN OPTION AGREEMENT(1)(2)
-----------------------------------------------------------------------------------------------
TOTAL                                      865,568                   19,004,371.23   5,758.91
===============================================================================================

(1) Pursuant to the Agreement and Plan of Merger (the "Agreement") dated as of March 25, 1997 by and among the Registrant, Penguin Acquisition Corporation, a Washington corporation and wholly-owned subsidiary of the Registrant, and PHAMIS, Inc., a Washington corporation ("PHAMIS"), the Registrant effectively assumed all of the outstanding options to purchase common stock, $.0025 par value per share, of PHAMIS ("PHAMIS Common Stock") under the PHAMIS' Amended and Restated 1983 Combined Nonqualified and Incentive Stock Option Plan, 1993 Combined Incentive and Nonqualified Stock Option Plan as amended through May 14, 1996, 1994 Nonemployee Director Stock Option Plan as amended through January 1, 1996 and Stock Option Agreement dated August 20, 1990 with Michael Cain. In addition, all shares of PHAMIS Common Stock held in PHAMIS' Salary Savings and Deferral Plan and Trust as amended through February 22, 1996 were converted into shares of the Registrant's Common Stock as set forth in the Agreement.

(2) All such shares are issuable upon exercise of outstanding options with fixed exercise prices. Pursuant to Rule 457(h)(1) under the Securities Act of 1933, the aggregate offering price and the fee have been computed upon the basis of the price at which the options may be exercised.

(3) Price estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, and based on the average of the high and low prices of the Registrant's Common Stock on July 9, as quoted on the Nasdaq National Market.


                                EXPLANATORY NOTE

     This Registration Statement has been prepared in accordance with the requirements of Form S-8 which relate to the Registrant's Common Stock offered pursuant to the: (1) PHAMIS, Inc. Amended and Restated 1983 Combined Nonqualified and Incentive Stock Option Plan; (2) PHAMIS, Inc. 1993 Combined Incentive and Nonqualified Stock Option Plan as amended through May 14, 1996;
(3) PHAMIS, Inc. 1994 Nonemployee Director Stock Option Plan as amended through January 1, 1996; (4) PHAMIS, Inc. Salary Savings and Deferral Plan and Trust as amended through February 22, 1996; and (5) PHAMIS, Inc. Stock Option Agreement dated August 20, 1990 with Michael Cain.

         PART I.  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

          The information required by Part I of Form S-8 is included in documents sent or given to participants in the: (1) PHAMIS, Inc. Amended and Restated 1983 Combined Nonqualified and Incentive Stock Option Plan; (2) PHAMIS, Inc. 1993 Combined Incentive and Nonqualified Stock Option Plan as amended through May 14, 1996; (3) PHAMIS, Inc. 1994 Nonemployee Director Stock Option Plan as amended through January 1, 1996; (4) PHAMIS, Inc. Salary Savings and Deferral Plan and Trust as amended through February 22, 1996 (the "Plans"); and
(5) PHAMIS, Inc. Stock Option Agreement dated August 20, 1990 with Michael Cain (the "Agreement") of IDX Systems Corporation, a Vermont corporation (the "Registrant"), pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act").

          PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference
         ---------------------------------------

          The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

          (a) The Registrant's latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act or the Registrant's latest prospectus filed pursuant to Rule 424(b) under the Securities Act, that contains audited financial statements for the Registrant's latest fiscal year for which such statements have been filed.

          (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant document referred to in (a) above.

          (c) The description of the Common Stock, $.01 par value per share ("Common Stock"), which is contained in the Registrant's Registration Statement on Form 8-A filed on September 19, 1995 pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

          All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares offered hereby have been sold or which deregisters all shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities
         -------------------------

          Not applicable.

Item 5.  Interests of Named Experts and Counsel
         --------------------------------------

          General Counsel to the Registrant, Robert W. Baker, Jr., holds 1,069 shares of the Registrant's Common Stock and options to acquire, in the aggregate, 46,371 shares of the Registrant's Common Stock.

Item 6.  Indemnification of Directors and Officers
         -----------------------------------------

          Sections 8.50 through 8.58 of the Vermont Business Corporation Act contain provisions governing the indemnification of corporate directors and officers. In general, the statute permits a corporation to indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or entity, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. With respect to any criminal action or proceeding, the indemnified individual must have had no reasonable cause to believe his conduct was unlawful. With respect to action or suits by or in the right of the corporation, such indemnification is limited to expenses (including attorney's fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit. Indemnification is not permitted with respect to any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Additionally, a corporation is required to indemnify its directors and officers against expenses to the extent that such directors or officers have been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein.

          Indemnification can be made by a corporation only upon a determination made in the manner prescribed by the statute that indemnification is proper in the circumstances because the party seeking indemnification has met the applicable standard of conduct as set forth in the Vermont Business Corporation Act. That statutory indemnification is not deemed to be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise. A corporation also has the power to purchase and maintain insurance on behalf of any person covering any liability incurred by such person in his capacity as a director, officer, employee or agent of the corporation, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability. The indemnification provided by the Vermont Business Corporation Act, unless otherwise provided when authorized or ratified, continues as to a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

          The Registrant's By-Laws generally allow indemnification of officers and directors to the fullest extent permitted by law.

          The Registrant has obtained directors' and officers' liability insurance coverage from Genesis Insurance Co. The policy covers up to $2,000,000 for each claim during each policy year, and up to $25,000 of corporate reimbursement.

          Pursuant to Section 4.15 of the Agreement and Plan of Merger dated as of March 25, 1997 (the "Merger Agreement") with Penguin Acquisition Corporation, a Washington corporation and wholly-owned subsidiary of IDX, and PHAMIS, Inc., a Washington corporation, the Registrant, for a period of three years after the effective time of the Merger, has agreed that any of PHAMIS, Inc.'s directors and officers who subsequently become directors or officers of the Registrant shall be covered by the directors' and officers' liability insurance, if any, applicable to the then current directors and officers of the Registrant.

          The Registrant has entered into a Tax Indemnification Agreement with certain persons that were shareholders of the Registrant while it was an S corporation (the "Existing Shareholders") that provides for, among other things, the indemnification of the Registrant by such shareholders for any federal and state income taxes (including interest) incurred by the Registrant if for any reason the Registrant is deemed to be treated as a C corporation during any period which it reported its taxable income as an S corporation. The Tax Indemnification Agreement further provides for the cross-indemnification of the Registrant and of each Existing Shareholder for any losses or liabilities with respect to certain additional taxes (including interest and, in the case of Existing Shareholders, penalties) resulting from the Registrant's operations during the period in which it was an S corporation.

          The Amended and Restated Consulting/Employment Agreement between the Registrant and Dr. Tufo provides that the Registrant will indemnify Dr. Tufo against all costs and expenses, reasonably incurred by him in connection with any action, suit or other proceeding, to which he is a party in his capacity as a director, officer, shareholder, consultant, or employee of the Registrant, except for expenses and costs incurred because of Dr. Tufo's gross negligence or willful misconduct.

Item 7.  Exemption from Registration Claimed
         -----------------------------------

          Not applicable.

Item 8.  Exhibits
         --------

          The Exhibit Index immediately preceding the exhibits is attached hereto and incorporated herein by reference.

Item 9.  Undertakings
         ------------

          (a) The undersigned Registrant hereby undertakes:

             (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              A. To include any prospectus required by Section 10(a)(3) of the Securities Act;

              B. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

              C. To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement of any material change to such information in the Registration Statement;

              provided, however that paragraphs (A) and (B) do not apply if the
              --------  -------
Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

              (ii) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (iii) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under "Item 6 - Indemnification of Directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Burlington, State of Vermont, on July 10, 1997.

                         IDX SYSTEMS CORPORATION

                         By: /s/ Richard E. Tarrant
                             ----------------------------------
                             Richard E. Tarrant
                             President and Chief Executive Officer

                               POWER OF ATTORNEY

     We, the undersigned officers and directors of IDX Systems Corporation, hereby severally constitute and appoint Richard E. Tarrant, John A. Kane, Robert
W. Baker, Jr., Esq. and Peter B. Tarr, Esq., and each of them singly, our true and lawful attorneys with full power to them, to sign for us and in our names, in the capacities indicated below, the Registration Statement filed herewith, and any and all amendments to said Registration Statement and generally to do all such things in our names and behalf in our capacities as officers and directors to enable IDX Systems Corporation to comply with the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

    Signature                 Title (Capacity)                      Date
    ---------                 ----------------                      ----

/s/ Richard E. Tarrant     President, Chief Executive          July 10, 1997
-----------------------    Officer and Director
Richard E. Tarrant         (Principal Executive
                           Officer)

/s/ John A. Kane           Vice President, Finance and         July 10, 1997
-----------------------    Administration, Chief Financial
John A. Kane               Officer and Treasurer (Principal
                           Financial Officer and Principal
                           Accounting Officer)

/s/ Robert H. Hoehl        Director                            July 10, 1997
-----------------------
Robert H. Hoehl


/s/ Paul L. Egerman        Director                            July 10, 1997
-----------------------
Paul L. Egerman


/s/ Henry M. Tufo, M.D.    Director                            July 10, 1997
-----------------------
Henry M. Tufo, M.D.

/s/ Stuart H. Altman       Director                            July 10, 1997
-----------------------
Stuart H. Altman, Ph.D.


/s/ Steven M. Lash         Director                            July 10, 1997
------------------------
Steven M. Lash


/s/ Frank T. Sample        Director                            July 10, 1997
------------------------
Frank T. Sample


/s/ Malcolm A. Gleser      Director                            July 10, 1997
------------------------
Malcolm A. Gleser, M.D., Ph.D.

                               INDEX TO EXHIBITS


Exhibit
Number                    Exhibit                          Page
-------                   -------                          ----

 4.1       PHAMIS, Inc. Amended and Restated 1983
           Combined Nonqualified and Incentive
           Stock Option Plan

 4.2       PHAMIS, Inc. 1993 Combined Incentive
           and Nonqualified Stock Option
           Plan as amended through May 14,1996

 4.3       PHAMIS, Inc. 1994 Nonemployee Director
           Stock Option Plan as amended through
           January 1, 1996

 4.4       PHAMIS, Inc. Salary Savings and Deferral
           Plan and Trust as amended through
           February 22, 1996

 4.5       PHAMIS, Inc. Stock Option Agreement dated
           August 20, 1990 with Mr. Michael Cain

*4.6       Second Amended and Restated Articles of
           Incorporation of the Registrant

*4.7       Second Amended and Restated By-Laws
           of the Registrant

*4.8       Specimen Certificate of Common Stock
           of the Registrant

 5.1       Opinion of Robert W. Baker, Jr., Esq.,
           General Counsel to the Registrant

23.1       Consent of Robert W. Baker, Jr., Esq.
           (included in Exhibit 5.1)

23.2       Consent of Ernst & Young LLP

24.1       Power of Attorney (included on the
           signature page of this Registration
           Statement)


---------------
* Previously filed with the Commission as an Exhibit to the Registrant's Registration Statement on Form S-1, File No. 33-97104, which was originally filed with the Commission September 19, 1995 and is incorporated herein by reference.